Exhibit 99.1
NEWS RELEASE

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Constellation Brands Prices Offering of Senior Notes

VICTOR, N.Y., May 2, 2017 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that it priced the public offering of $1.5 billion aggregate principal amount of Senior Notes, consisting of (i)  $500.0 million of 2.70% Senior Notes due 2022 (the “2022 notes”) for a public offering price of 99.782% of the principal amount of the 2022 notes; (ii)  $500.0 million of 3.50% Senior Notes due 2027 (the “2027 notes”) for a public offering price of 99.766% of the principal amount of the 2027 notes; and (iii)  $500.0 million of 4.50% Senior Notes due 2047 (the “2047 notes”) for a public offering price of 99.559% of the principal amount of the 2047 notes (collectively, the “notes”). The notes will be senior obligations that rank equally with all of Constellation’s other senior unsecured indebtedness, and will be guaranteed by the subsidiaries of Constellation that are guarantors under Constellation’s senior credit facility.
Closing of the offering is expected to occur on May 9, 2017. Constellation intends to use the net proceeds from the offering to repay all of its outstanding 7.250% Senior Notes due May 2017 in the aggregate principal amount of $700 million and to repay a portion of the outstanding indebtedness under its U.S. Term A Loan.
Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as the joint book-running managers of the offering. The notes are being offered only by means of a prospectus, including a prospectus supplement, copies of which may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or emailing dg.prospectus_requests@baml.com, or contacting J.P. Morgan Securities LLC collect at (212) 834-4533. Alternatively, the prospectus and prospectus supplement may be obtained by visiting EDGAR on the SEC website at http://www.sec.gov.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy notes. The notes will not be sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.
About Constellation Brands
Constellation Brands is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, Italy and Canada. Constellation is the third-largest producer and marketer of beer for the U.S. market and the world’s leading premium wine company with a leading market position in the U.S. Constellation’s wine portfolio is complemented by select premium spirits brands. Constellation’s brand portfolio includes Corona Extra, Corona Light, Modelo Especial, Modelo Negra, Pacifico, Ballast Point, Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino, The Prisoner, SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events or performance are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. Detailed information regarding risk factors with respect to the company and the offering are included in the company’s filings with the SEC, including the prospectus and prospectus supplement for the offering.